STOCK PURCHASE AGREEMENT

                                   dated as of

                                February 16, 2001

                                  by and among

                                    NN, INC.

                                       and

                            THE DELTA RUBBER COMPANY

                                       and

                             THE DELTA SHAREHOLDERS

                                       and

                   DAVID HARRINGTON as Sellers' Representative


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                                TABLE OF CONTENTS

ARTICLE 1      PURCHASE; PURCHASE PRICE; CLOSING.............................................1
    1.1        Purchase of Stock.............................................................1
    1.2        Purchase Price................................................................1
    1.3        Payment of Purchase Price.....................................................1
    1.4        Closing.......................................................................2
    1.5        Closing Adjustments...........................................................2
    1.6        Post Closing Adjustment.......................................................2
    1.7        Section 338(h)(10) Election; Allocation of Purchase Price.....................3
ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF BUYER.......................................4
    2.1        Organization and Qualification................................................4
    2.2        Authority Relative to this Agreement..........................................4
    2.3        Financing Commitment..........................................................4
ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF DELTA AND THE SHAREHOLDERS..................5
    3.1        Organization, Qualification and Corporate Power...............................5
    3.2        Authorization of Transaction..................................................5
    3.3        Capitalization................................................................5
    3.4        Financial Statements..........................................................6
    3.5        Receivables...................................................................7
    3.6        Absence of Certain Developments...............................................7
    3.7        Undisclosed Liabilities.......................................................8
    3.8        Books and Records.............................................................8
    3.9        Taxes.........................................................................9
    3.10       Real Property Leases.........................................................11
    3.11       Real Property Owned..........................................................12
    3.12       Compliance, Utilities and Other Matters......................................13
    3.13       Assets.......................................................................13
    3.14       Inventory....................................................................14
    3.15       Contracts....................................................................15
    3.16       Litigation...................................................................16
    3.17       Compliance with Law..........................................................16
    3.18       Intellectual Property........................................................17
    3.19       Environmental Matters........................................................18
    3.20       Delta Products; Product Liability............................................21
    3.21       Brokers or Finders...........................................................22
    3.22       Corporate Names..............................................................22
    3.23       Insurance....................................................................22
    3.24       Compensation, Employment Agreements; Organized Labor Matters.................22
    3.25       Employee Plans and ERISA.....................................................23
    3.26       Deposit Accounts; Powers of Attorney.........................................23
    3.27       Related Party Agreements.....................................................24
    3.28       Customer/Supplier Relationships..............................................24
    3.29       Indebtedness to and from Officers, Directors and the Shareholders............24
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    3.30       Disclosure...................................................................24
ARTICLE 4      COVENANTS OF DELTA AND THE SHAREHOLDERS......................................24
    4.1        Conduct of Business..........................................................24
    4.2        Access.......................................................................26
    4.3        Engineering Inspections......................................................26
    4.4        Insurance....................................................................26
    4.5        Exclusive Dealing............................................................26
    4.6        Notice of Certain Events.....................................................26
    4.7        Communications with Customers and Suppliers..................................27
    4.8        Continued Truth of Representations and Warranties............................27
    4.9        Environmental Remediation and Monitoring.....................................27
ARTICLE 5      JOINT COVENANTS..............................................................27
    5.1        Filings......................................................................27
    5.2        Connecticut Transfer Act.....................................................27
    5.3        Fulfillment of Conditions....................................................28
ARTICLE 6      CONDITIONS TO CLOSING........................................................28
    6.1        Conditions to Obligations of Each Party to Close.............................28
    6.2        Additional Conditions to Buyer's Obligations.................................28
    6.3        Additional Conditions to the Shareholders' Obligations.......................30
ARTICLE 7      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..................31
    7.1        Survival of Representations and Warranties...................................31
    7.2        Indemnifications.............................................................32
    7.3        Dispute Resolution...........................................................34
ARTICLE 8      GENERAL PROVISIONS...........................................................37
    8.1        Public Statements............................................................37
    8.2        Confidentiality..............................................................37
    8.3        Notices......................................................................37
    8.4        Interpretation...............................................................39
    8.5        Amendment....................................................................39
    8.6        Severability.................................................................39
    8.7        Miscellaneous................................................................39
    8.8        Counterparts.................................................................39
    8.9        Cumulative Remedies..........................................................39
    8.10       Attorneys' Fees..............................................................39
    8.11       Construction.................................................................40
    8.12       Governing Law................................................................40
    8.13       Definitions..................................................................40
    8.14       Termination..................................................................41
    8.15       Further Assurances...........................................................41
    8.16       The Sellers' Representative, Power of Attorney...............................41
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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of February 16, 2001 (this "Agreement"), by and among NN, Inc., a Delaware corporation ("Buyer"), The Delta Rubber Company, a Connecticut corporation ("Delta"), Lee Burris, David Harrington, Frank Hegedus, James Meagher III, Milton Oliveira, Stephen Raczka, and David Sawin, the shareholders of Delta as individuals (collectively, the "Shareholders"), and David Harrington (the "Sellers' Representative").

                                    RECITALS

     WHEREAS, Delta is engaged in the manufacture of high quality engineered bearing seals and other precision-molded rubber products in the State of Connecticut (the "Business");

     WHEREAS, the Shareholders own 46,993 shares of the Delta Common Stock, as defined in Section 3.3 (the "Purchased Shares"), with such shares constituting all of Delta's outstanding capital stock;

     WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer the Purchased Shares.

     WHEREAS, the Shareholders wish to appoint the Sellers' Representative as their agent and attorney-in-fact with the authority to act on their behalf in connection with the sale of the Purchased Shares to Buyer.

     NOW THEREFORE, the parties hereby agree as follows:

                                   ARTICLE 1

                        PURCHASE; PURCHASE PRICE; CLOSING

     1.1 Purchase of Stock. On the Closing Date (as defined in Section 1.4), each Shareholder shall sell, convey, transfer and assign, upon the terms and subject to the conditions set forth in this Agreement, to Buyer, free and clear of all liens, security interests, charges, restrictions, encumbrances and claims of every kind, and Buyer shall purchase from each Shareholder, all but not less than all of the Purchased Shares held by such Shareholder. In consideration of the sale of the Purchased Shares to Buyer, Buyer agrees to pay to each Shareholder his pro rata share of each component of the Purchase Price in accordance with his respective ownership of the Purchased Shares at Closing.

     1.2 Purchase Price. The aggregate purchase price for the Purchased Shares shall be Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (the "Purchase Price") as adjusted by the net amount of the adjustments provided in Sections 1.5 and 1.6 below, and shall be payable as set forth in Section 1.3.

     1.3 Payment of Purchase Price. Subject to the adjustments described in
Section 1.5, Buyer shall deliver the Purchase Price as follows:

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          (a) At Closing, Buyer shall deliver to AmSouth Bank (the "Escrow
     Agent") the sum of Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount") to be held pursuant to the Escrow Agreement of even date herewith and attached hereto as Exhibit A to be applied against any claims of Buyer or Delta against the Shareholders under this Agreement. The Escrow Amount, less any amounts to be paid to Buyer pursuant to the terms of the Escrow Agreement, shall be distributed to the Shareholders by the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement.

          (b) At Closing, Buyer shall pay to the Shareholders, subject to the adjustments under Section 1.5, below, the aggregate sum of Twenty-Two Million Dollars ($22,000,000) in immediately available funds.

          (c) Buyer and the Shareholders agree that Two Hundred Thousand Dollars ($200,000) of the amount paid to the Shareholders under Section 1.3(b) shall be set aside in a separate trust fund (the "Remediation Fund") under the direction of Robinson & Cole, LLP to pay for the expenses related to the environmental tasks to be conducted by the Shareholders following the Closing Date as set forth in Section 4.9, Schedule 4.9, and Exhibit 4.9 hereto (the "Shareholders' Environmental Tasks"). The Remediation Fund shall be subject to the terms and conditions set forth in Schedule 1.3(c).

     1.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held, subject to the satisfaction or waiver by the appropriate parties of the conditions set forth herein, at the offices of Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1000, Kansas City, Missouri, at 9 a.m. local time on February 16, 2001, or at such other place and time as the parties may mutually agree (the "Closing Date").

     1.5 Closing Adjustments. The Purchase Price and the funds paid to the Shareholders under Section 1.3(b) shall be reduced by the amount of any interest bearing debt of Delta in existence at the time of Closing and by all amounts paid by Delta or Buyer for the obligations of the Shareholders under Section 3.21.

     1.6 Post Closing Adjustment.

          (a) Closing Balance Sheet. Seller's Representative shall cause to be prepared and shall deliver to Buyer within forty-five (45) days after the Closing a closing balance sheet (the "Closing Balance Sheet") on a basis consistent with Delta's unaudited October 31, 2000 balance sheet attached hereto as Exhibit B (the "Opening Balance Sheet").

          (b) Increase or Decrease in Net Assets. The Purchase Price, as adjusted in Section 1.5, shall be decreased or increased, as appropriate, after the Closing Date by the amount by which, as of the Closing Date, Delta's total assets less total liabilities (excluding interest bearing debt) as reflected on the Closing Balance Sheet are less than or greater than Delta's total assets less total liabilities (excluding interest bearing debt) as reflected on the Opening Balance Sheet (such difference being the "Post-Closing Adjustment"). Sellers' Representative shall calculate the Post-Closing Adjustment and

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     deliver its calculation of the Post-Closing Adjustment to Buyer with the
     Closing Balance Sheet. Except as provided in Section 1.6(c), Buyer or the Shareholders, as the case may be, shall pay the Post-Closing Adjustment to the other party within ten (10) business days of Buyer's receipt of the Post-Closing Balance Sheet and the calculation of the Post-Closing Adjustment.

          (c) Review of Post-Closing Adjustment. Following receipt by Buyer of the Closing Balance Sheet and of the calculation of the Post-Closing Adjustment, Buyer may accept or reject the calculation. Buyer shall have fifteen (15) business days to notify Sellers' Representative that Buyer rejects the calculation of the Post-Closing Adjustment. If Buyer does not notify Sellers' Representative of Buyer's rejection of the calculation within such fifteen (15) business day period, Buyer will be deemed to have accepted the calculation of the Post-Closing Adjustment.

          (d) If Buyer timely notifies Sellers' Representative of Buyer's rejection of the calculation of the Post-Closing Adjustment and Buyer and the Sellers' Representative do not, after a good faith attempt, reach agreement with regard to the amounts to be paid under this Article, Buyer and the Sellers' Representative will submit the dispute for resolution to a nationally recognized certified public accounting firm which is mutually acceptable to the parties (the "Arbitrator"). Notwithstanding the submission of any dispute to an Arbitrator, Buyer on the one hand and the Shareholders on the other hand agree to pay any amounts required to be paid under this Article 1 which are not the subject of a bona fide dispute. Promptly, but not less than twenty (20) days after its acceptance as Arbitrator, the Arbitrator will determine, those and only those issues in dispute. The Arbitrator will be instructed to resolve such issues applying a method consistent with the preparation of the Opening Balance Sheet. The Arbitrator's determination will be conclusive and binding on the parties. Each party will bear its own costs and the costs of the Arbitrator will be shared equally by Buyer on one hand and the Shareholders on the other hand.

     1.7 Section 338(h)(10) Election; Allocation of Purchase Price. Within one hundred and twenty (120) days following the Closing, Buyer and each Shareholder shall join in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and any similar state or local law provision with respect to Delta (the "338 Election"). At Buyer's expense, Buyer and Delta shall jointly prepare and file the forms required by applicable tax laws for the 338 Election and Delta and each Shareholder shall use his best efforts to cooperate with Buyer and Delta to prepare, complete, and file such forms. In connection with the 338 Election, Buyer and each Shareholder have agreed to the allocation of purchase price among the assets as set forth on
Schedule 1.7, which allocation is acknowledged by Buyer and each Shareholder to be reasonable, based on fair market values and consistent with Section 338 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state or local law. The Shareholders agree to pay on a timely basis, and to indemnify Buyer against, any state or federal income taxes due, up to and including the Closing Date, which either Delta or the Shareholders are required to pay following the Closing Date, including, but not limited to, any tax, no matter when such tax may actually be due on the deemed asset sale from the 338 Election.

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               Buyer acknowledges and the Shareholders agree that the
Shareholders shall have the right and obligation to prepare and to file all federal and state corporate income tax returns for Delta related to Delta's operations up to the Closing Date, including the short period tax return which will be required to be prepared and filed for the period commencing January 1, 2001 and ending on the Closing Date. In addition, Buyer acknowledges and the Shareholders agree that the Shareholders shall be entitled and obligated to respond to any inquiries by taxing authorities concerning such tax returns, including, without limitation, any audits of same and any audits of prior tax periods. Buyer agrees to give prompt written notice to the Sellers' Representative of any notice received after the Closing Date by Delta or Buyer from any taxing authority relating to Delta which relates to a period prior to the Closing Date.

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as otherwise set forth in the written disclosure schedules (the "Schedules") attached hereto, Buyer hereby represents and warrants to the Shareholders as follows:

     2.1 Organization and Qualification. Buyer is duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

     2.2 Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Buyer is not subject to or obligated under any provision of (a) its certificate or articles of incorporation or bylaws, (b) any contract, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated by the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. Except as disclosed in Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

     2.3 Financing Commitment. Buyer has obtained a financing commitment from a lender pursuant to which Buyer shall have access to sufficient funds to consummate the transaction contemplated by this Agreement.

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                                   ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF DELTA AND THE SHAREHOLDERS

     Except as otherwise set forth in the Schedules attached hereto, Delta and each Shareholder, jointly and severally, hereby represent and warrant to Buyer as follows:

     3.1 Organization, Qualification and Corporate Power. Delta is a corporation duly incorporated, validly existing under the laws of the State of Connecticut, has delivered its most recent annual report to the Connecticut Secretary of State, has paid the requisite fee, and has not filed a Certificate of Dissolution with the Connecticut Secretary of State. Delta is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which it is required to qualify to do business as a foreign corporation. Delta has full corporate power and authority necessary to carry on the Business and to own and use the properties and assets owned and used by it in connection with the Business as such Business is now being conducted and as such properties and assets are now being used. The articles of incorporation and by-laws of Delta which were previously furnished are true, complete, and correct copies of such documents as in effect on the date of this Agreement.

     3.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the board of directors of Delta. No other approval on the part of Delta or any Shareholder is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Delta has full corporate power and authority and each Shareholder has full legal power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Delta and each Shareholder enforceable in accordance with its terms and conditions. Except as disclosed in Schedule 3.2, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict in a material manner with, result in a breach of, constitute a default under, result in the acceleration of, or require the payment of any amounts under, or create in any party the right to accelerate, terminate, modify or cancel (A) any written restriction, lien, encumbrance, indenture, contract, lease, sublease, agreement or mortgage for borrowed money, instrument of indebtedness or other obligation or liability to which Delta or any Shareholder is a party or by which any of them is bound or to which any of their assets are subject (or result in the creation of any lien or encumbrance upon any of the Purchased Shares or Delta's assets) or (B) any provision of the certificate of incorporation or bylaws or other organizational documents of Delta, or (ii) violate any Law to which Delta is subject, the violation of which would adversely affect Buyer, Delta, the Purchased Shares, or the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.2, no notice to, filing with or authorization, consent or approval of, any public body, court, authority or other third party is necessary by Delta or any Shareholder for the consummation by Delta and the Shareholders of the transactions contemplated by this Agreement.

     3.3 Capitalization. The authorized capital stock of Delta consists of 190,000 shares of Class A voting common stock and 10,000 shares of Class B non-voting common stock, with a par value, in each case, of $.20 per share (the "Delta Common Stock"), of which 46,993

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shares of Class A voting common stock are outstanding and 15,889 shares are held in treasury. All of the issued and outstanding shares of the capital stock of Delta have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued, sold and delivered by Delta in compliance with all laws concerning the issuance of securities. Other than the Purchased Shares held by the Shareholders there are no other shareholders or any outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Delta or any Shareholder is a party or which are binding upon Delta or any Shareholder providing for the issuance or transfer by Delta or any Shareholder of any shares of capital stock, or any instrument convertible into any such shares, of Delta and Delta has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Delta.

     3.4 Financial Statements. The books of account and related records of Delta fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with the accrual basis of accounting applied on a consistent basis.
Schedule 3.4 contains the following financial statements:

          Statements of income, retained earnings and cash flows of Delta for the fiscal years ended December 31, 1998 and December 31, 1999, inclusive, and balance sheets of Delta as at each of such dates (together, the "Audited Financial Statements"), and an unaudited statement of income of Delta for the ten months ended October 31, 2000 and an unaudited balance sheet of Delta as at such date (the "Unaudited Financial Statements" and together with the Audited Financial Statements constitute the "Financial Statements").

          (a) The Audited Financial Statements: (i) are correct and complete and in accordance with the books and records of Delta, which are regularly maintained by management, (ii) fairly present the financial condition, assets and liabilities of Delta as at their respective dates and the results of operations and cash flows for the periods covered thereby and
     (iii) have been prepared in accordance with GAAP consistently applied. The Audited Financial Statements have been certified by Delta's accountants. All references in this Agreement to the "Balance Sheet Date" shall mean December 31, 1999.

          (b) The Unaudited Financial Statements: (i) have been prepared on a basis consistent with the Audited Financial Statements and in accordance with all of the information contained in the books and records of Delta, which are regularly maintained by management, (ii) fairly present the financial condition, assets and liabilities of Delta as at their respective dates and Schedule 3.4(b) sets forth all of the year end adjustments for the December 31, 2000 fiscal year known to Delta or the Shareholders as of the Closing Date, and (iii) have been prepared in accordance with GAAP consistently applied except that the Unaudited Financial Statements do not contain explanatory notes or a statement of cash flows and are subject to year end adjustments of the type and in amounts consistent with historical practices of Delta.

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     3.5 Receivables. All accounts and notes receivable reflected on the Opening
Balance Sheet, and all of Delta's accounts and notes receivable existing as of the Closing Date (a) have arisen in the ordinary course of business of Delta,
(b) are subject only to a reserve for bad debts computed substantially in accordance with GAAP consistently applied and reasonably estimated to reflect the probable results of collection, and (c) have been billed and are generally due within 30 days after such billing. Schedule 3.5 sets forth the total amount of Delta's accounts receivable outstanding as of the last day of the month immediately preceding the present month, and the aging of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

     3.6 Absence of Certain Developments. Since the Balance Sheet Date, except as set forth on Schedule 3.6, or as contemplated by this Agreement, there has not been:

          (a) any event having a Material Adverse Effect on the business, operations, properties, assets, rights, prospects, liabilities, authorizations or condition (financial or otherwise) of Delta or Delta's relations with its customers, agents, employees or creditors;

          (b) any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect on Delta's properties or Business;

          (c) any change in the authorized capital of Delta or its outstanding securities or any change in the ownership of Delta's capital stock including any change in ownership among the Shareholders or any grant of any subscriptions, options, warrants, calls, conversion rights of commitments or other interests in Delta stock;

          (d) any declaration or payment of any dividend or distribution in respect of Delta's capital stock or any direct or indirect purchase, or redemption or other acquisition or retirement of any of the capital stock of Delta except $1,478,090 distributed or to be distributed to permit the Shareholders to pay their tax obligations due to Delta's status as a subchapter `S' corporation;

          (e) any increase in the compensation, bonus, sales commissions or fees payable or to become payable by Delta to any of its directors, officers, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees (which are other than officers, directors, consultants or agents) in accordance with past practice and reflected in the books and records of Delta and except for a special bonus paid to employees on or near the Closing Date for a total sum not in excess of $150,000;

          (f) any work interruptions, labor grievances or claims filed;

          (g) any sale or transfer, or any agreement to sell or transfer, any assets, property or rights of Delta to any person or entity (other than the sales of inventory in the ordinary course of business);

          (h) any new or renegotiated indebtedness or any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Delta, including any indebtedness

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     of Affiliates of Delta, other than the negotiation and adjustment of bills made by Delta in the course of good faith disputes with customers in the ordinary course of business and in a manner consistent with past practice;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Delta or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets other than inventories;

          (k) any waiver of any rights or claims of Delta, other than the negotiation and adjustment of invoices made by Delta in the course of good faith disputes with customers in the ordinary course of business and in a manner consistent with past practice;

          (l) any amendment or termination (other than by expiration at the end of its term) of any Contract, agreement, lease, license, permit or other right to which Delta is a party;

          (m) any transaction or conduct by Delta outside the ordinary course of its business;

          (n) any cancellation or termination of any contract with a customer or client prior to the scheduled termination date which individually or in the aggregate accounted for $50,000 of sales during the prior fiscal year;

          (o) [RESERVED].

          (p) any changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization methods or rates); or

          (q) any other distribution of property or assets by Delta.

     3.7 Undisclosed Liabilities. Delta has no liabilities or obligations of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Opening Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with historical practice since the Balance Sheet Date, and fully reflected as liabilities on Delta's books of account, which alone or together would not have a Material Adverse Effect, (c) unaccrued liabilities under contracts entered into in the ordinary course and made available to Buyer where the amount of the liability is ascertainable from the face of the contract and (d) liabilities disclosed and quantified on
Schedule 3.7.

     3.8 Books and Records. The financial records, ledgers, account books, minute books, stock certificate books, stock registers and other corporate records of Delta are current, correct and complete in all material respects.

     3.9 Taxes.

          (a) Except as set forth on Schedule 3.9:

               (i) Delta has timely filed all required federal, state, local and foreign tax returns (the "Tax Returns") and estimates for all years and periods (and portions thereof, if required) and for all jurisdictions (whether federal, state, local or foreign) in which any such Tax Returns or estimates were due. All Tax Returns were true, correct and complete when filed. Delta has not filed a request for extension of any Tax Return that is currently in effect. Copies of all federal, state and foreign Tax Returns filed by Delta for the past three-(3) years have been provided to Buyer. All Taxes, owed by Delta and each Shareholder or remitted by Delta on behalf of a third party, whether or not shown on a Tax Return, have been paid.

               (ii) Since 1985, Delta has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

               (iii) Delta is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

               (iv) Delta has (a) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (b) paid all employer contributions and payments; and (c) filed all federal, state, local and foreign Tax Returns and reports with respect to employee income tax withholding, social security, unemployment taxes and payments, all in compliance with the withholding tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

               (v) Delta has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes past the Closing Date, and no power of attorney granted by Delta with respect to any Taxes will be in force following the Closing.

               (vi) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of Delta.

               (vii) Delta has not entered into any agreement with any taxing authority relating to Taxes which affects any taxable year ending after the Closing Date.

               (viii) Delta has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. Delta has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

               (ix) Delta is not a party to any tax sharing agreement or similar arrangement for the sharing of tax liabilities or benefits effective for any year (whether current year, a future year or a past year) that will have any effect after the Closing.

               (x) Delta is not an investment company within the meaning of Code section 351(e).

               (xi) There is no contract, agreement, plan or arrangement covering any employee or former employee of Delta that, individually or collectively, could give rise to the payment by Delta after the Closing Date of any amount that would not be deductible by reason of Code sections 280G or 162(m).

               (xii) No asset of Delta is tax-exempt use property under Code section 168(h).

               (xiii) No portion of the cost of any asset of Delta has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

               (xiv) None of the assets of Delta is property that Delta is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

               (xv) Delta does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

               (xvi) In the past seven years, Delta has not been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed by a corporation) in a transaction that has been reported to qualify under Code section 355.

               (xvii) Delta has made a valid election to become a Subchapter S corporation under Code section 1362(a) and Regulation section 1.1362-6(a) and the election remains effective through the Closing Date.

          (b) For purposes of this Section 3.9, the term "Delta" shall be deemed to include any predecessor to Delta and any person or entity from which Delta incurs a liability for Taxes as a transferee, joint and severally, or by contract.

     3.10 Real Property Leases.

          (a) Set forth in Schedule 3.10 is a complete and accurate list and a brief description of all real property leased or subleased by Delta (as lessee or sublessee) (the "Leased Real Property"). With respect to each lease so set forth, and except as otherwise indicated in Schedule 3.10: (i) the lease has been validly executed and delivered by Delta and is in full force and effect; (ii) neither Delta, nor any other party to the lease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default and permit termination, modification or acceleration under the lease; (iii) the consummation of the transactions under this Agreement will not cause a termination of the lease; (iv) no party to the lease has repudiated any material provision thereof; (v) there are no disputes or oral agreements in effect as to the lease, and there are no delayed payment programs in effect as to the lease; (vi) all improvements leased thereunder have been maintained substantially in accordance with the lease, applicable Law and normal industry practice, and such improvements are generally suitable for the purposes for which they are being used and Delta and each Shareholder has not received any notice from any governmental authority that any of the buildings and improvements is in material violation of any applicable Law; and (vii) Delta has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, except encumbrances, if any, which are to be released on or before the Closing Date.

          (b) Except as disclosed in Schedule 3.10, each component of the Leased Real Property is in good condition, working order and repair, except for maintenance, repairs and replacements conducted or required in the ordinary course of the operation of the Leased Real Property, maintenance, repairs and replacements that do not adversely affect the operation of the Leased Real Property as the same are now operated, and ordinary wear and tear.

          (c) Except as disclosed in Schedule 3.10, no Person authorized to act on behalf of Delta has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of the Leased Real Property which (i) would be binding on Delta, and (ii) would have a Material Adverse Effect on Delta, the leased property or its future ownership, development, use or operation thereof by Delta or Buyer, other than options, rights of first refusal or other similar arrangements in favor of Delta under the leases and subleases relating to the Leased Real Property, copies of which have been previously delivered to Buyer.

          (d) Delta and each Shareholder has not received notice of any pending condemnation or eminent domain proceedings that affect the Leased Real Property and there are no threatened or contemplated condemnation or eminent domain proceedings that affect the Leased Real Property, and Delta and each Shareholder has not received any notice, oral or written, of the intention of any governmental entity or other Person to take or use all or any part thereof under the power of eminent domain.

          (e) Delta is not obligated to pay any leasing or brokerage commissions relating to any lease and, except as set forth on Schedule 3.10, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any lease.

          (f) Except as set forth on Schedule 3.10, no construction, alteration or other leasehold improvement work with respect to any of the leases remains to be paid for or to be performed by Delta.

     3.11 Real Property Owned. Schedule 3.11 lists and describes in reasonable detail and contains a legal description of all real property owned by Delta (the "Owned Real Property"). With respect to each parcel of real property listed in
Schedule 3.11, except as otherwise indicated in Schedule 3.11:

          (a) Delta has good and marketable fee simple title to the Owned Real Property, free and clear of all mortgages, pledges, security interests, encumbrances, covenants, charges or other liens, easements and other restrictions, other than installments of real property taxes and special assessments not yet delinquent;

          (b) Delta and each Shareholder has not received any notice of pending condemnation or eminent domain proceedings that affect the Owned Real Property and, to the knowledge of Delta and the Shareholders, there are no threatened or contemplated condemnation or eminent domain proceedings that affect the Owned Real Property, and Delta and each Shareholder has not received any notice, oral or written, of the intention of any governmental entity or other Person to take or use all or any part thereof under the power of eminent domain;

          (c) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, except for possible incidental and temporary use, none of which, if any, would be binding on Delta following Closing;

          (d) there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property, or any portion thereof or interest therein;

          (e) there are no Persons (other than Delta) in possession of any of the Owned Real Property;

          (f) each component of the Owned Real Property is in good operating condition and repair, except for ordinary wear and tear, maintenance, repairs and replacements conducted or required in the ordinary course of the operation of the Owned Real Property and maintenance, repairs and replacements that do not adversely affect the operation of any of the Owned Real Property as the same are now operated;

          (g) the Leased Real Property and the Owned Real Property comprise all of the real property used by Delta in connection with the Business;

          (h) the Owned Real Property is legally subdivided and consists of separate tax lots so that it is assessed separate and apart from any other property;

          (i) except as set forth on Schedule 3.11, the Owned Real Property is not located in any special flood hazard area designated by any federal, state, county or local government agencies having jurisdiction over the Owned Real Property;

          (j) except as set forth on Schedule 3.11, no work has been performed on or materials supplied to the Owned Real Property within any applicable statutory period which could give rise to mechanic's or materialmen's liens;

          (k) Schedule 3.11 sets forth a true, correct and complete list of all title insurance commitments, title insurance policies, surveys, site plans, engineering reports and hazardous waste reports prepared with respect to the Owned Real Property, copies of which have previously been made available by Delta to Buyer.

     3.12 Compliance, Utilities and Other Matters. Except as disclosed in
Schedule 3.12, with respect to the Owned Real Property and the Leased Real Property (as indicated below):

          (a) to the knowledge of Delta and the Shareholders and except for matters shown on the survey of the Owned Real Property prepared by KWP Associates on January 19, 2001, the buildings and improvements on the Owned Real Property are located within the boundary lines of the parcels of land as shown on the surveys and/or described in the deeds with respect to each (excluding boundary line fences and driveways and utility lines extending into public rights of way), are not in violation of setback requirements and are not in violation of zoning laws and ordinances, and do not encroach on any easement which burdens the land to an extent that they prevent the use of such easements for their beneficial purposes or could warrant a removal of the encroachment;

          (b) Delta currently has vehicular access to the Owned Real Property and the Leased Real Property adequate for its current uses and such access will not be terminated upon consummation of the transactions contemplated by this Agreement;

          (c) all buildings and improvements thereon have received all approvals of Governmental Authorities (including licenses and permits) as are necessary in connection with Delta's ownership or operation thereof and such buildings and improvements in general are currently operated and maintained in material compliance with all applicable laws, rules and regulations; and

          (d) all buildings and improvements thereon are supplied with utilities and other similar services or have available utilities and other similar services (e.g., on-site wells) adequate for the present operation of such buildings and improvements.

     3.13 Assets.

          (a) Schedule 3.13(a) contains a complete and correct list of all of the assets of the type identified below, which are owned or used by Delta in connection with the Business, listed according to the following categories:

               (i) all inventory of Delta relating to the Business, including without limitation finished goods inventory, work in process inventory, raw materials inventory and supplies as of January 31, 2001 (collectively, the "Inventory");

               (ii) all automobiles, trucks, trailers, vans and other vehicles of Delta used in the Business (collectively, the "Vehicles"); and

               (iii) all fixtures, fabricating, demonstration, and other equipment, machinery, apparatus, tools, appliances, and computer equipment used in the Business, whether or not reflected as capital assets in the accounting records of Delta (collectively, the "Fixed Assets").

          (b) Except as set forth in Schedule 3.13(b), Delta has good and marketable title to or a valid right to use, as the case may be, the Inventory, Fixed Assets, Vehicles and all books, records, correspondence, manuals, customer lists, studies, reports and summaries relating to the Business (collectively, the "Personal Property Assets") and none of the Personal Property Assets is subject to any lien, security interest, encumbrance or other adverse claim.

          (c) Except as set forth in Schedule 3.13(c), Delta has good and marketable title to all assets used, held for use in, or necessary for the operation of the Business as presently conducted.

          (d) The Personal Property Assets are suitable and adequate for the purposes for which such assets are currently used and there are no actual, current or presently existing conditions affecting the Personal Property Assets, either individually or in the aggregate, which would interfere in any adverse respect with the normal use thereof in the operation of the Business. The Personal Property Assets are in good operating condition and repair, taking into account normal wear and tear and subject to maintenance, repairs and replacements conducted or required in the ordinary course of the Business.

     3.14 Inventory.

          (a) Except as set forth in Schedule 3.14, Delta has good and marketable title to all of its Inventory as reflected on the Opening Balance Sheet and none of such Inventory is subject to any lien, security interest, encumbrance or other adverse claim.

          (b) All of the Inventory, wherever located (including items in transit), owned by Delta and used or held for use in connection with the Business (i) is currently usable or saleable in the ordinary course of business as now conducted by Delta and taking into account market conditions, useful life of the Inventory and any other matters customarily affecting the use and sale of Inventory, (ii) is sufficient for the conduct of the Business, taking into account market conditions, useful life of the Inventory and any other matters customarily affecting Inventory levels,
     (iii) meets applicable quality control standards of Delta and all published, and applicable quality control standards required of Delta by its customers, including QS-9000 and IS09001, and (iv) is carried on the books of Delta at an amount which reflects valuations not in excess of the lower of cost or market determined substantially in accordance with GAAP applied on a consistent basis.

     3.15 Contracts. (a) Schedule 3.15 (a) contains a complete and correct list or copy of all agreements, contracts, commitments and other instruments and arrangements in excess of $25,000 (whether written or oral) of the types and listed accordingly to the categories described below by which Delta or any of the Shareholders are bound or affected or to which Delta or any Shareholder is a party or by which any of them is bound in connection with the Business (the "Contracts"):

               (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Owned Real Property or the Leased Real Property;

               (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

               (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

               (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

               (v) brokerage or finder's agreements;

               (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

               (vii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture, agreements, including but not limited to any agreements relating to the acquisition, sale, lease or disposal of any assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

               (viii) sales agency, manufacturer's representative, marketing or distributorship agreements;

               (ix) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

               (x) master lease agreements providing for the leasing of both (A) personal property primarily used in, or held for use primarily in connection with, the Business and (B) other personal property;

               (xi) contracts, agreements or commitments with any employee, director, officer, or Affiliate of Delta or Affiliate of a Shareholder; and

               (xii) any other contracts, agreements or commitments that are or will be material to the Business.

          (b) Delta has made available to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.15(a) are included in such Schedule;

          (c) Delta is not a party to any employment agreement, nor has it executed any letter relating to employment, which provides for any increase in compensation (including severance pay or benefits) based on a change in control of Delta or a sale of the Business. There have been no events of default under any contract by Delta or any third party, and no state of facts exist which with notice or the passage of time, or both, would constitute an event of default by Delta or any other party to a Contract. All Contracts are in full force and effect, and each constitutes the legal, valid, binding and enforceable obligation of Delta and the other parties thereto. Except for the consents set forth on Schedule 3.2, the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligations of Delta under any Contract.

     3.16 Litigation. Except as set forth in Schedule 3.16, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, threatened or anticipated (a) against, related to or affecting Delta, the Shareholders or the Purchased Shares, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal or civil liability to Delta or its respective officers or directors, or (d) in which Delta is a plaintiff. Except as set forth in Schedule 3.16, Delta is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Delta.

     3.17 Compliance with Law. Except as set forth in Schedule 3.17:

          (a) Delta has not violated any material applicable Laws or any final, non-appealable judgment, decision, decree or order of any court or governmental agency, department or authority relating to the Business, including, without limitation, all applicable energy, public utility, zoning, building and health Laws and all applicable Laws promulgated by the United States Environmental Protection Agency;

          (b) Delta holds all material licenses, franchises, permits, registrations, orders, resale tax certificates and other governmental authorizations and approvals (collectively, the "Authorizations") necessary to operate the Business in the manner in which it is presently conducted. Schedule 3.17(b) lists all such Authorizations. The Authorizations listed on Schedule 3.17(b) are valid, and neither Delta nor any Shareholder has received any notice that any Governmental Authority intends to cancel, terminate or not renew any such Authorization, nor is there any basis that would permit any Governmental Authority to cancel, terminate or not renew any such Authorization. Except as set forth in
     Schedule 3.17(b), Delta has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Authorizations and is not in material violation of any of the foregoing;

          (c) Delta and each Shareholder has not received any written notice to the effect and has not been advised that Delta is not in compliance with any Laws, and has no reason to anticipate that any of its existing practices or policies are likely to result in violations of any such Laws as now applied and enforced against Delta; and

          (d) Delta has filed in a timely manner all reports, documents and other materials it was required to file (and the information contained therein was correct and complete) under all Laws (including rules and regulations thereunder).

     3.18 Intellectual Property.

          (a) Attached hereto as Schedule 3.18 is a correct list of all Proprietary Rights used in or necessary to the Business as now being conducted (other than for off-the-shelf software programs that have not been customized for use by Delta). Except as set forth in Schedule 3.18, Delta owns or has the right to use all Proprietary Rights necessary to the conduct of the Business as presently conducted and as necessary to develop Delta's products and services as such products and services are currently anticipated to be developed. With respect to such Proprietary Rights, except as otherwise indicated in such schedule, (a) Delta owns all right, title, and interest in and to or a valid and enforceable license or waiver to use all of such Proprietary Rights, (b) there are no outstanding notices or claims (written or oral) received by Delta or any Shareholder asserting the infringement by, or invalidity, abuse, misuse, or unenforceability of, any of such Proprietary Rights by Delta, and there are no grounds for the same, and (c) all such Proprietary Rights will be owned or available for use by Delta on identical terms and conditions immediately subsequent to the Closing Date. The conduct of the Business has not and does not infringe any rights of others. Except as set forth on Schedule 3.18, all of the patents, trademarks (including service marks and logos) and copyrights owned by Delta have been duly registered in, filed in or issued by the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries as identified on Schedule 3.18 and have been properly maintained and renewed, consistent with commercially reasonable business practices, in accordance with all applicable provisions of Law in the United States and each such country, except in those instances set forth in Schedule 3.18 where registration applications are pending in either such Office or Register.

          (b) The term "Proprietary Rights" means any patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; any trademarks, service marks, trade dress, logos, trade names, service names, brand names and corporate names, together with all goodwill associated therewith, whether or not registered; copyrights and copyrightable works; mask works; trade secrets; know-how and confidential information; computer software, including source code and object code; all other proprietary rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium); all registrations, applications for registration and renewals for each of the foregoing; and all know-how, in each of the foregoing cases wherever such rights exist throughout the world, including the right to recover for past infringement.

          (c) To the extent any Proprietary Rights exist, Delta has taken reasonable security measures to maintain the confidentiality of and to protect such Proprietary Rights. To the extent any Proprietary Rights exist, each engineer, programmer, consultant and officer of Delta has executed a proprietary information and inventions agreement substantially in the form provided to Buyer. After the Closing Date, all patents, patent applications or other Proprietary Rights used or useful in the business of Delta shall be unimpaired as a result of this transaction.

     3.19 Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement or the Schedules and other attachments hereto, the representations and warranties set forth in this Section 3.19 are the exclusive representations and warranties of Delta and the Shareholders concerning any and all environmental matters.

          (a) Definitions

               (i) As used herein, "Environmental Claims" means any and all administrative, regulatory or judicial actions or causes of action, suits, obligations, liabilities, losses, proceedings, executory decrees, judgments, penalties, fees, demands, demand letters, orders, directives, claims (including any claims involving toxic torts or liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, or legal fees or costs of investigations, monitoring or proceedings, relating in any way to any Environmental Laws or any Environmental Permit issued under any such Environmental Laws, or arising from the presence, Release or threatened Release (or alleged presence, Release or threatened Release) into the environment of any Hazardous Materials (hereinafter "Claims") including, without limitation, and regardless of the merit of such Claims, any and all Claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any Property damage or personal injury (including death) or threat of injury to health, safety, natural resources, or the environment.

               (ii) As used herein, "Environmental Laws" means all applicable past and present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, and the states and political subdivisions thereof, and all principles of common law pertaining to the regulation and protection of human health, safety, and damages to natural resources, including, without limitation, Releases and threatened Releases or otherwise relating to the operation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"); the Resource Conservation and Recovery Act, as amended ("RCRA"); the Toxic Substances Control Act, as amended ("TSCA"); the Food, Drug, and Cosmetic Act as amended ("FDA"); the Clean Air Act, as amended ("CAA"); the Federal Water Pollution Control Act, as amended ("FWPCA"); the Oil Pollution Act of 1990, as amended ("OPA"); the Fish and Wildlife Coordination Act, as amended ("FWCA"); the Endangered Species Act, as amended ("ESA"); the National Environmental Policy Act of 1969 ("NEPA"); the Wild and Scenic Rivers Act, as amended ("WSRA"); the Rivers and Harbors Act of 1899, as amended ("1899 Rivers Act"); the Water Resource Research Act of 1984, as amended ("WRRA"); the Occupational Safety and Health Act, as amended ("OSHA"); and the Safe Drinking Water Act, as amended ("SDWA"); and their state and local counterparts or equivalents, all as amended from time to time.

               (iii) As used herein, "Environmental Permits" means all registration; application; filing; certification; notice; final, non-appealable order; license; permit; approval; consent; qualification; authorization and/or waiver of any governmental authority issued under or with respect to any applicable Environmental Laws.

               (iv) As used herein, "Hazardous Materials" means (a) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances", "hazardous materials", "toxic substances", "extremely hazardous substances", "toxic pollutants", or words of similar import, under any applicable Environmental Laws; (b) any petroleum, petroleum products (including, without limitation, crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas) or oil and gas exploration or production waste, polychlorinated biphenyls ("PCBs"), asbestos-containing materials ("ACMs"), mercury and lead-based paints; and (c) any other chemical, material, substances, or waste, exposure to which is prohibited, limited or regulated by any government or regulatory authority.

               (v) As used herein, "Properties" means all of Delta's Owned Real Property and Leased Real Property.

               (vi) As used herein, "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposing or release of Hazardous Materials.

          (b) Except for violations or conditions that have been cured or remedied in all material respects, or are disclosed in Schedule 3.19(b), Delta is in material compliance with all applicable Environmental Laws in connection with the ownership, use, maintenance, and operation of the Properties. Without limiting the foregoing, Delta and the Business are in material compliance with all laws, rules, and regulations, relating to: (i) releases, discharges, emissions or disposals to air, water land, or groundwater; (ii) the use, manufacture, importing, handling, or disposal of Hazardous Materials; (iii) the generation, treatment, storage, transportation, disposal, or other management of solid wastes and of Hazardous Materials; (iv) the exposure of persons to Hazardous Materials; and (v) all judicial and administrative orders, injunctions, judgments, declarations, directives, notices, or demands with respect to the foregoing matters. Delta has not received any communication (written or oral) that alleges that Delta or any operations on the Properties are not in compliance with applicable Environmental Laws, except violations or conditions that have been cured or remedied in all material respects, or would not be reasonably expected to have a Material Adverse Effect on the business, operations, or financial condition of the Business.

          (c) Except as set forth in Schedule 3.19(c), Delta is not subject to any pending or, to the knowledge of Delta or any Shareholder, threatened investigation or inquiry by any governmental or regulatory body, relating to any violation under any Environmental Law, or relating to a Release or threatened Release of any Hazardous Materials, whether on Property owned or controlled by Delta or elsewhere, except for violations of Environmental Laws which would not reasonably be expected to have a Material Adverse Effect on the business, operations, or financial condition of Delta or the Business.

          (d) Schedule 3.19(d) contains a complete and correct list of all material Environmental Permits, all of which are in full force and effect and, to the extent any of such Environmental Permits are not personal to Delta but apply to the Owned or Leased Real Property, all such Environmental Permits will remain in full force and effect following consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.19(d), Delta is not required to file, obtain, or apply for additional material Environmental Permits to conduct the Business as it is presently being conducted, including those Environmental Permits relating to: (i) the Release or threatened Release of Hazardous Materials; or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, whether by Delta or any third party on its behalf. Delta and the Properties are in material compliance with all Environmental Permits and Environmental Laws, and Delta has not received any notice from any governmental authority or any other Person indicating that the Properties are not now in material compliance or requesting information that may reasonably result in issuance of notice that the Properties are not now in material compliance. Schedule 3.19(d) further contains a complete and correct list of all periodic or other reports concerning Delta, the Properties, or operations at the Properties submitted to any Governmental Authority by Delta within the past one year, including but not limited to NPDES, EPCRA, CERCLA, Hazardous Materials, air emissions reports, reports of environmental investigations of the Properties, and any corrective action, cleanup, or monitoring plans.

          (e) Except as set forth in Schedule 3.19(e), no underground storage tanks ("USTs") or other underground storage receptacles, or related piping, for Hazardous Materials are located on the Properties and there have been no uncorrected or non-mitigated material releases of Hazardous Materials in, on, under or from the Properties. The USTs identified in Schedule 3.19(e) have been properly closed according to all applicable Environmental Laws. Except as disclosed on Schedule 3.19(e), no conditions exist which:
     (i) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued compliance in all material respects with any of the Environmental Permits or any Environmental Law; (ii) may give rise to any substantial liability of Delta (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law; or (iii) obligate Delta or, with the passage of time, could cause Delta to be obligated, to incur substantial cost in connection with the clean up, remediation, abatement or other restoration to a former condition, by itself or jointly with others, of any contaminated surface water, groundwater, soil or any natural resources associated therewith either on the Properties or at any Property owned by a third party, or any building, structural or insulation materials located on or in the Properties that contain greater than 1% asbestos.

          (f) Delta has not: (i) released any Person from any claim under any Environmental Law or waived any rights concerning any violation of Environmental Law; or (ii) contractually indemnified any Person for any violation of Environmental Law related to the Properties, except as listed on Schedule 3.19(f).

          (g) Except as set forth in Schedule 3.19(g), there are no consent decrees, consent orders, settlement agreements, judgments, judicial or administrative orders or agreements (other than Environmental Permits) with or liens by any governmental authority, quasi-governmental entity or other Person relating to any Environmental Law which regulate, obligate or bind Delta with respect to the Business and which are not generally applicable to all Persons owning and/or operating Properties similar to the Business.

          (h) True and correct copies of all Phase I or greater written environmental reports, audits or assessments conducted for Delta by independent, unrelated third Persons and related to the Properties have been made available to Buyer for copying and/or inspection.

          (i) There is no Environmental Claim pending or threatened against Delta or against any Person or entity whose liability for any Environmental Claim Delta has or may have retained or assumed either contractually or by law, or in connection with the ownership or operation of the Properties, and no valid basis for any such Environmental Claim exists.

     3.20 Delta Products; Product Liability. Subject to Delta's historical ordinary course experience, all products manufactured or modified by Delta are free from any defects in material and workmanship that could (1) allow a purchaser or user thereof to return any such product for refund or replacement, (2) result in a recall of any such product, or (3) give rise to a claim by any person for personal injury caused by any such product when used in the manner for which such product was designed and intended.

     3.21 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Stonebridge Associates, LLC ("Delta's Financial Advisor"), whose success fee will be paid by the Shareholders.

     3.22 Corporate Names. Set forth on Schedule 3.22 is a listing of all prior corporate names of Delta, and all names of all predecessor companies of Delta, including the names of any entities acquired by Delta (by stock purchase, merger or otherwise) or owned by Delta or from which Delta previously acquired material assets. Except as disclosed on Schedule 3.22, Delta has not been a subsidiary or division of another corporation.

     3.23 Insurance. Except as provided on Schedule 3.23, Delta has not, during the past three policy years, handled or received knowledge of any insurance losses or workers' compensation claims relating to Delta or the Employees (defined below). Delta maintains, and since December 31, 1999 has maintained, insurance (a) written by insurance companies reasonably believed by Delta to be financially sound and reputable, (b) that is sufficient for compliance by Delta with all of its Contracts, agreements, instruments and other commitments and with all applicable Law, and (c) that insures against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and provides adequate insurance coverage for the Business and the assets of Delta. Schedule 3.23 lists and summarizes the property and casualty and liability insurance policies and programs maintained for the benefit of Delta. To the extent that Delta has a policy of maintaining self-insurance coverage of any kind under which Delta benefits, such policy is described on Schedule 3.23. Except as set forth on Schedule 3.23, since December 31, 1999, (i) no insurance maintained by Delta or with respect to the business conducted by Delta has been canceled by the insurer nor has Delta applied for and been refused coverage by any insurer, (ii) Delta and each Shareholder has not received any notice of any pending or threatened termination of any policies of insurance owned or paid by Delta, nor has any insurer suggested any alteration of any tangible asset, the purchase of additional assets or modification of any methods of doing business, and (iii) all insurance maintained by or for the benefit of Delta can be terminated by Delta without the need for any additional payments of any kind from Delta or any other person or entity on account of the policies. Delta is not in default with respect to any provision contained in any such insurance policy, and Delta has not failed to give any notice or present any claim thereunder in a due and timely fashion.

     3.24 Compensation; Employment Agreements; Organized Labor Matters.

          (a) Schedule 3.24 sets forth the names and titles of all employees of Delta (the "Employees") and the names of all officers and directors of Delta listing all employment, severance or other agreements with the Employees and the base rate of compensation of each such person as of the date hereof.

          (b) During the past three years (i) Delta has not been, nor is it currently, bound by or subject to (and none of the assets or properties of Delta is bound by or subject to) any arrangement or agreement with any labor union with respect to the Employees, (ii) none of the Employees has been or is currently represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation has been commenced or is currently in progress, and (iv) there has not been nor is there currently any pending or threatened labor dispute involving any group of the Employees nor has Delta experienced any labor interruptions.

     3.25 Employee Plans and ERISA. Schedule 3.25 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements whether reduced to writing or not, relating to the employees or former employees of Delta (collectively the "Employee Plans") under which or to which Delta contributes or has ever contributed or has been required to contribute for the benefit of its employees or former employees, and, except as set forth in
Schedule 3.25, there are no Employee Plans with respect to which Delta has any obligations, contingent or otherwise, past or present, under applicable law or the terms of any such Employee Plan. Delta has not contributed to, nor does it have any past or present obligation to contribute to, any multiemployer plan, as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth on Schedule 3.25, the Employee Plans have been operated and maintained in all material respects in compliance with all applicable Laws and regulations including, but not limited to ERISA, the Code, and the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, a amended ("COBRA"). Delta has in all respects performed all obligations required to be performed under, and is not in violation in any respect of, and there has not been any material default or violation by any other party with respect to, any of the Employee Plans. Except as set forth in Schedule 3.25, Delta does not have any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, excluding any obligations under COBRA. Neither Delta, nor any of its directors, officers, employees or agents, or any "party of interest" or "disqualified person," as such terms are defined in
Section 3 of ERISA and Section 4975 of the Code, has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code. To the extent applicable, each Employee Plan intended to qualify under
Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code. Nothing will occur prior to Closing which might cause the loss of such qualification or exemption, and no such Employee Plan has been operated in a manner which would cause it to be disqualified in its operation.

     3.26 Deposit Accounts; Power of Attorney. Set forth on Schedule 3.26 with respect to Delta is (a) the name of each financial institution in which Delta has accounts or safe deposit boxes, (b) the names in which the accounts or boxes are held, (c) the type of account and account number, and (d) the name of each person or entity authorized to draw thereon or have access thereto. Schedule
3.26 also sets forth the name of each person or entity holding a general or special power of attorney from or otherwise binding upon Delta and a description of the terms of such power.

     3.27 Related Party Agreements. Except as set forth on Schedule 3.27, Delta is not a party to or otherwise bound by any agreement with any of its Affiliates or with any Shareholder or Shareholder Affiliate.

     3.28 Customer/Supplier Relationships. Except as set forth on Schedule 3.28 and since the Balance Sheet Date, there have not been any material and adverse changes, terminations, cancellations or limitations of the business relationship of the Seller with any customer or supplier which individually or in the aggregate provided more than $500,000 of services or purchases during the prior fiscal year other than such changes that occur in the ordinary course of business.

     3.29 Indebtedness to and from Officers, Directors and the Shareholders. Except as set forth on Schedule 3.29 attached hereto, Delta is not indebted, directly or indirectly, to any person who is an officer, director or any of the Shareholders of Delta or any Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Financial Statements, and no such officer, director, or any of the Shareholders or Affiliate of any such person is indebted to Delta except for advances made to employees of Delta in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     3.30 Disclosure. No representation or warranty of Delta or any of the Shareholders in this Agreement or in any certificate or agreement furnished or to be furnished by Delta or any of the Shareholders or on behalf of Delta or any of the Shareholders contains, or will contain, an untrue statement of a material fact with respect to Delta or any of the Shareholders or omits to state a material fact necessary to make the statements therein with respect to Delta or any of the Shareholders not misleading. True, correct and complete copies of each document or agreement listed or described on Delta's Schedules have been made available or will be made available to Buyer prior to the Closing and there are no amendments or modifications thereto, except as expressly noted in Delta's Schedules on which such agreement or document is referenced.

                                   ARTICLE 4

                     COVENANTS OF DELTA AND THE SHAREHOLDERS

     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the Closing Date, Delta and each Shareholder, jointly and severally, agree that (except as Buyer shall otherwise consent in writing):

          (a) Ordinary Course.

               (i) Delta shall carry on its respective business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact its present lines of business, maintain its rights and preserve its relationships with customers, suppliers and others having business dealings with Delta and that the Business shall not be impaired at the Closing Date.

               (ii) Delta shall not (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than those set forth on Schedule 4.1(a).

               (iii) Delta shall not change the pricing on any of its products or services without the written consent of Buyer except in the ordinary course.

          (b) Product Development. Delta shall continue to use commercially reasonable efforts to develop, in accordance with existing plans or contract, any new products or services or modifications to existing products or services.

          (c) Dividends; Changes in Share Capital. Delta shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except $127,000 to permit the Shareholders to pay their tax obligations due to Delta's status as a subchapter `S' corporation, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (d) Issuance of Securities. Delta shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or enter into any agreement with respect to any of the foregoing.

          (e) Governing Documents. Delta shall not amend or propose to amend its certificate of incorporation, by-laws or other governing documents.

          (f) No Acquisitions. Delta shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the Business in the ordinary course).

          (g) No Dispositions. Delta shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets other than inventory.

          (h) Indebtedness. Delta shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than trade indebtedness, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice and borrowings or paydowns consistent with past practice under Delta's existing credit facilities.

          (i) Severance Pay. Except as contemplated by this Agreement, Delta shall not grant or obligate itself to pay any severance or termination pay
     (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof and disclosed in Delta's Schedules and (B) the payment of no more than two
     (2) weeks severance to employees, in lieu of notice of termination, who leave prior to the Closing Date.

          (j) Employees; Benefit Plans. Delta shall not (i) adopt any employee benefit plan, (ii) enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except for bonuses to existing employees in connection with anniversary and promotions consistent with past practice and except for a special bonus paid to employees on or near the Closing Date for a total sum not in excess of $150,000, or (iii) hire or employ any executive personnel after the date hereof.

          (k) Reports, Taxes. Delta will duly and timely file all Tax Returns and will promptly pay all Taxes levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor), until the Closing Date.

     4.2 Access. Delta will provide Buyer and Buyer's representatives access upon reasonable notice to Delta's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Delta's officers and employees.

     4.3 Engineering Inspections. Prior to the Closing Date, Delta will permit Buyer and Buyer's consulting engineers and other representatives, agents, employees and independent contractors to conduct engineering and other inspections of Delta's facilities.

     4.4 Insurance. Delta will maintain in full force and effect through the Closing Date all of Delta's existing casualty, liability, and other insurance relating to or affecting the Business in amounts not less than those in effect on the date hereof.

     4.5 Exclusive Dealing. None of the Shareholders will, directly or indirectly, through any officer, director, agent or otherwise, (a) transfer or dispose of any of the Purchased Shares, (b) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in Delta or any merger, consolidation or business combination with Delta, or (c) participate in any discussions or negotiations regarding, in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Shareholders agree to promptly notify Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by Delta or any of the Shareholders.

     4.6 Notice of Certain Events. After the date of this Agreement until the Closing Date, should Delta or any Shareholder become aware of: (i) any matter which, if existing, occurring or known as of the date of this Agreement, would have been required to be disclosed to Buyer, (ii) any occurrence, omission or state of events which constitutes a breach of any representation, warranty or covenant of Delta or the Shareholders in this Agreement, (iii) any

Material Adverse Change in the Business, (iv) the institution or threat of institution of any litigation or governmental investigation relating to the Business, or the transactions contemplated by this Agreement, or (v) the occurrence, or the failure to occur, of any other event, if such occurrence or failure is likely to result in the failure to satisfy any condition set forth in
Article 5, Delta or the Shareholder promptly shall notify Buyer thereof in writing, in sufficient detail to permit a reasonable analysis thereof. Delta or the Shareholder also shall furnish to Buyer such additional information related to the matter in question as Buyer reasonably may request.

     4.7 Communications with Customers and Suppliers.

          (a) Delta will accept customer requests for products and services in the ordinary course of business and consistent with past practice.

          (b) Delta and Buyer will cooperate in communication with suppliers and customers concerning the transfer of the Purchased Shares to Buyer on the Closing Date.

     4.8 Continued Truth of Representations and Warranties. The Shareholders and Delta will not take any actions that would result in any of the representations or warranties set forth in Article 3 hereof being untrue.

     4.9 Environmental Remediation and Monitoring. Delta affirmatively covenants that Delta will continue up to the Closing Date, and the Shareholders affirmatively covenant that the Shareholders will continue after the Closing Date, with all costs being paid by the Sellers' Representative from the Remediation Fund, to conduct the Shareholders' Environmental Tasks, as set forth on Schedule 4.9 and Exhibit 4.9 hereto, including the installation and implementation of post-remediation groundwater monitoring for those known areas, if required, and also including all interaction with the Connecticut Department of Environmental Protection ("CTDEP") for purposes of filing under the Act, as defined in Section 5.2, to the satisfaction of applicable Environmental Laws.

                                   ARTICLE 5

                               JOINT COVENANTS

     5.1 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare, make or cause to be made or cooperate in the other party's making of any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby. Each of the parties shall furnish to the other party or parties such necessary information and reasonable assistance as such other party or parties reasonably may request in connection with the foregoing.

     5.2 Connecticut Transfer Act. Except as provided in Section 4.9, Delta shall assume all liabilities, duties and responsibilities imposed by or arising from the Connecticut Transfer Act, Conn. Gen. Stat. Section 22a-134 et seq., as amended (the "Act"). Such compliance shall include preparing and signing the Form III or Form IV, whichever is applicable, as the "certifying party," as that term is defined in the Act, and filing such Form III or

Form IV with the commissioner of environmental protection, along with the environmental condition assessment form, as required by the Act, and paying all required fees.

     5.3 Fulfillment of Conditions. Each party hereto will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith, to satisfy each condition to the obligations of each other party hereto contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                   ARTICLE 6

                              CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Each Party to Close. The respective obligations of each party to enter into and complete the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The parties shall have received all necessary consents and approvals from third parties;

          (b) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the transactions contemplated by this Agreement illegal; and

          (c) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit Buyer or Delta from consummating the transactions contemplated hereby.

     6.2 Additional Conditions to Buyer's Obligations. The obligations of Buyer to enter into and complete the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Representations; Warranties. Each of the representations and warranties of Delta and each Shareholder set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement;

          (b) Performance of Covenants. Delta shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date;

          (c) Consents. All consents by third parties including, without limitation, all required consents of each Shareholder's spouse, if applicable, and any required consents of the landlords under any leases, or any consents by governmental or regulatory agencies that are reasonably required for the consummation of the transactions contemplated hereby, or that are reasonably required in order for Buyer to own, operate or control Delta will have been obtained and will be in full force and effect;

          (d) Real Estate. At the sole cost of Buyer, Buyer shall have obtained from one or more nationally recognized title insurance companies reasonably satisfactory to

     Buyer a fee owner's title insurance policy, in each case in form and substance reasonably satisfactory to Buyer, together with endorsements requested by Buyer, including, without limitation, access, 3.1 zoning with parking, non-imputation, comprehensive same-as- survey, one-tax-parcel, and contiguity endorsements, in an amount determined by Buyer, insuring Buyer, showing that Delta has good and marketable fee simple title to the Owned Real Property, free and clear of all encumbrances. In connection therewith, Delta shall facilitate Buyer's dealing directly with the title insurance company and shall provide to the title insurance company such affidavits and indemnifications in customary form and substance as shall be required by the title insurance company;

          (e) Employment Agreements. At Closing, designated employees of Delta, including those individuals set forth on Schedule 6.2(e) will each have delivered to Buyer an Employment Agreement in the form attached hereto as Exhibit C providing for continued employment with Delta and an agreement not to compete with Delta;

          (f) No Material Adverse Changes. There shall not have occurred any event that would have a Material Adverse Effect on the Business or with respect to Delta in general since December 31, 1999;

          (g) Termination of Agreement among Delta and the Shareholders. Delta shall have terminated any and all agreements between or among Delta and any of the Shareholders or any other Affiliate of Delta or Affiliate of any of the Shareholders;

          (h) Environmental Reports. Delta shall have made available to Buyer any and all environmental reports concerning the Business and the Properties in a form and content acceptable to Buyer;

          (i) Purchased Shares. At Closing, Buyer shall receive good and marketable title to the Purchased Shares, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever;

          (j) Escrow Agreement. The Sellers' Representative and each Shareholder shall have executed and delivered the Escrow Agreement to the Buyer;

          (k) Remediation Funds. Buyer shall have received the written undertaking set forth on Schedule 1.3(c) from Robinson & Cole, LLP regarding the Remediation Funds

          (l) Document Delivery. Delta or the Shareholders, as the case may be, will have delivered to Buyer the following:

               (i) certificates representing all of the Purchased Shares, endorsed by each Shareholder in blank, or with stock transfer powers executed by each Shareholder in blank attached;

               (ii) a certificate executed on behalf of Delta by its chief executive officer or the chief financial officer and by the Sellers' Representative to the effect that, as of the Closing Date:

                    (1) All representations and warranties made by Delta and the
               Shareholders in this Agreement are true and correct in all material respects on and as of the Closing Date, as though all such representations and warranties were made on and as of such time;

                    (2) All covenants and obligations of this Agreement to be
               performed by Delta and the Shareholders on or before such date have been so performed; and (3) The condition set forth in
               Section 6.2(f) has been satisfied.

               (iii) certified copies of the resolutions duly adopted by Delta's board of directors approving the execution, delivery, and performance of this Agreement;

               (iv) a copy of Delta's certificate of incorporation certified by the Secretary of State of Connecticut;

               (v) a certificate of legal existence from the State of Connecticut and good standing certificates, as applicable, for Delta from every jurisdiction in which it is required to qualify to do business as a foreign corporation, dated not earlier than ten (10) days prior to the Closing Date;

               (vi) copies of all third party and governmental consents (or other evidence satisfactory to Buyer) that Delta is required to obtain in order to effect the transactions contemplated by this Agreement;

               (vii) resignations of the officers and directors of Delta;

               (viii) a statement of release from Delta's Financial Advisor that all fees and expenses other than the success fee described in Section
          3.21 have been paid by Delta;

               (ix) a Title Affidavit executed by an officer of Delta; and

               (x) such other documents as Buyer may reasonably request in connection with the transactions contemplated hereby.

          (m) Absence of Claims. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Delta, any Shareholder, the Purchase Shares, Delta's properties or any of Delta's officers or directors, arising out of, or in any way connected with, the transactions contemplated by this Agreement.

     6.3 Additional Conditions to the Shareholders' Obligations. The obligations of the Shareholders to enter into and complete the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Representations; Warranties; Certificate. Each of the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects on the date of this Agreement, and the Shareholders shall have received a certificate of the chief executive officer or the chief financial officer of Buyer to such effect;

          (b) Performance of Covenants. Buyer shall have performed each obligation and agreement and complied with each covenant required to be performed and complied with by it under this Agreement prior to the Closing Date;

          (c) Document Delivery. At Closing, Buyer will have delivered to each Shareholder the following:

               (i) the Purchase Price to be paid in cash;

               (ii) a certificate executed on behalf of Buyer by its president or any vice president, stating that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied;

               (iii) certified copies of the resolutions duly adopted by Buyer's board of directors approving the execution, delivery, and performance of this Agreement;

               (iv) copies of all third party and governmental or regulatory consents (or other evidence satisfactory to the Shareholders) that Buyer is required to obtain in order to effect the transactions contemplated by this Agreement;

               (v) the Escrow Agreement;

               (vi) the Employment Agreements identified on Schedule 6.2(e); and

               (vii) such other documents as the Shareholders may reasonably request in connection with the transactions contemplated hereby.

          (d) Guaranty. Buyer shall have caused all personal guaranties of David Harrington and Milton Oliveira related to the Line of Credit and Term Loan Agreement between Delta and Citizen's Bank dated March 11, 1994, as heretofore amended, to be terminated as of the Closing Date.

                                   ARTICLE 7

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     7.1 Survival of Representations and Warranties. Except as otherwise specified, all of the representations and warranties made in this Agreement or pursuant hereto shall survive the Closing Date for a period of two (2) years (except for the representations and warranties in (a) Section 3.9 (Taxes), which shall survive the Closing Date until the applicable statute of limitations expires, (b) Section 3.25 (Employee Plans and ERISA), which shall survive the Closing Date until the applicable statute of limitations expires, and (c)
Section 3.19 (Environmental Matters), which shall survive the Closing Date for a period of three (3) years, and all representations and warranties shall survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection. Any breach of any representation or warranty constituting fraud shall survive indefinitely.

     7.2 Indemnifications.

          (a) By Delta and the Shareholders. Delta, prior to the Closing, and each Shareholder, prior to and after the Closing, jointly and severally, agree to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, the "Losses"), resulting from or arising out of:

               (i) Any inaccuracy of any representation or warranty by Delta or any of the Shareholders contained in this Agreement; and

               (ii) Any failure of Delta or any of the Shareholders to perform any covenant or agreement contained in this Agreement.

          (b) By Buyer. Buyer agrees to defend, indemnify and hold harmless Delta, the Shareholders and Delta's officers, directors, employees, agents advisers, representatives and Affiliates from and against any and all Losses resulting from or arising out of;

               (i) Any inaccuracy in any representation or warranty by Buyer contained in this Agreement; and

               (ii) Any failure of Buyer to perform any covenant or agreement contained in this Agreement.

          (c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or the ability of Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld and counsel selected by the Indemnified Party shall be reasonably satisfactory to the Indemnifying Party. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 7.2 and the records of each shall be available to the other with respect to such defense.

          (d) Limitations. The liability of each Shareholder under this Section shall be limited in proportion to their respective percentage ownership of the Purchased Shares. The indemnity provided by this Article 7 shall be the exclusive remedy for all Losses, except that all parties to this Agreement shall retain such rights and remedies as they may have under applicable anti-fraud provisions of state and federal securities laws, but subject to the specific dollar thresholds mentioned in the preceding sentence. Notwithstanding any provision in this Article 7, the Shareholders shall have no liability to indemnify Buyer unless the total of all indemnification liabilities of the Shareholders hereunder exceeds One Hundred Thousand U.S. Dollars ($100,000 US); however, this limitation shall not apply to the Shareholders' agreement to indemnify Buyer under Section
     1.7 or any Losses claimed under this Section 7.2 related to a breach of Sections 3.3, 3.9, 3.21, 3.27, or 3.29. In any event, the Shareholders' indemnification liability under all the provisions of this Agreement shall not exceed Eighteen Million Seven Hundred Thousand U.S. Dollars ($18,700,000).

          (e) Time Limit. All claims for indemnification under clause (i) of the first sentence of Section 7.2(a) or clause (i) of the first sentence of
     Section 7.2(b) must be asserted within 30 days after the termination of the respective survival periods set forth in Section 7.1.

     7.3 Dispute Resolution.

          (a) Mediation. No party shall commence an arbitration proceeding pursuant to this Agreement unless such party shall first give a written notice to the other parties hereto setting forth the nature of the dispute which requires resolution. The parties thereafter shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of this Agreement except as otherwise provided in this Article 7.

          Any mediation conducted in connection with this Agreement shall be held in Providence, Rhode Island on the date(s) and at the time(s) determined by the mediator and agreed to by the parties.

          If the dispute has not been resolved by mediation as provided above within sixty (60) days after the delivery of the above-referenced notice, then the dispute shall be resolved by arbitration in accordance with the provisions of this Agreement.

          (b) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (except for such disputes or controversies regarding the Closing Balance Sheet, which shall be resolved exclusively pursuant to Section 1.6.(d)) or the performance by the parties of its or their obligations, including the determination of the scope of this agreement to arbitrate, which is not settled through mediation as provided above, shall be resolved by binding arbitration held in Providence, Rhode Island administered by the AAA in accordance with its published Commercial Arbitration Rules (the "AAA Rules") in effect on the Closing Date, except as specifically otherwise provided in this Article 7. Notwithstanding the foregoing, any party to this Agreement may, in its discretion, apply to a court of competent jurisdiction for equitable relief concerning matters for which such equitable relief is available to any such party in accordance with applicable statutory and/or case law, including, but not limited to, injunctive relief.

          The institution and maintenance of any judicial action as permitted in this Agreement and the pursuit of any such rights or remedies shall not constitute a waiver of the right or obligation of any party hereto to submit any dispute to negotiation, mediation or arbitration that may arise from the exercise of such rights or remedies. The institution and maintenance of an action for judicial relief or pursuit of provisional rights or remedies, all as provided herein, shall not constitute a waiver of the right of any party, including the plaintiff(s) seeking relief or remedies, to submit such dispute to negotiation, mediation or arbitration.

          (c) Mediators and Arbitrators. If the matters(s) in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. If a panel shall arbitrate a dispute, then a majority of such panel shall decide the award.

          Every person named on lists of potential mediators or arbitrators shall be a neutral and impartial lawyer (i) who has practiced law for at least ten years, in the field of general corporate and commercial matters, with experience representing companies in merger and acquisition transactions, and (ii) who has had experience, and is generally available to serve, as a mediator or an arbitrator, as the case may be. Each party hereto shall be entitled to strike on a peremptory basis, for any reason or no reason any or all of the names of potential mediators or arbitrators on any lists submitted to the parties by the AAA as well as any persons selected by the AAA to serve as a mediator or an arbitrator by administrative appointment. In the event the parties cannot agree on the selection of the mediator or arbitrator(s) from the one or more lists submitted by the AAA within twenty days after the AAA transmits to the parties its first list of potential mediators or arbitrators, the Regional Vice President of the AAA for the Rhode Island Region shall nominate three persons who, in his or her opinion, meet the criteria set forth herein, which nominees may not include persons named on any list submitted by the AAA. Each party shall be entitled to strike one of such three nominees on a peremptory basis within five days after its receipt of such list of nominees indicating its order of preference with respect to the remaining nominees. If two of such nominees have been stricken by the parties, the unstricken nominee shall be the mediator or arbitrator, as the case may be. Otherwise, the selection of the mediator or arbitrator shall be made by the AAA from the remaining nominees in accordance with the parties' mutual order of preference, or by random selection in the absence of a mutual order of preference. If any mediator or arbitrator shall become unwilling or unable to serve, the vacancy created thereby shall be filled by the parties by following the procedures set forth in this section 7.3(c).

          No mediator or arbitrator(s) appointed hereunder, nor the AAA, shall be liable to any party for any act or omission in connection with any mediation or arbitration conducted pursuant to this Agreement.

          (d) Procedures, Application of Law. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s), provided, that the arbitrator(s) shall have no fewer than thirty (30) days after the close of the arbitration hearings to render the arbitral award. The AAA shall give the parties written notice (as provided in Section 8.3 hereof) of the award, which shall include an explanation thereof. Such explanation may, but need not, include findings of fact and conclusions of law. After such notice of award, the decision of the arbitrator(s) shall be final and binding, subject to the provisions of
     Section 7.3(f) hereof.

          The parties agree that the arbitrator(s) shall give effect to the substantive law of the State of Delaware, including but not limited to conflicts of law provisions, statutes of limitation, and matters pertaining to the validity of this arbitration clause in determining matters submitted to arbitration hereunder; provided, however, that the Federal Arbitration Act (Title 9 U.S.C.), to the extent inconsistent, will supersede the laws of such State and govern. In doing so, the arbitrator(s) shall not be required to do independent legal research, and shall be entitled to rely upon briefs and memoranda of law submitted by counsel for the parties.

          (e) Authority. The arbitrators shall have authority to award relief under legal and not equitable principles but shall have the authority to include equitable remedies, including, without limitation, specific performance, in the arbitral award. The fees, expenses and compensation of the arbitration provided for under the AAA Rules shall be borne by the Buyer and the Shareholders (who, as amongst themselves, shall ratably be responsible for such costs in accordance with number of shares of Delta which each such Shareholder held on the day prior to the Closing) in proportion to the respective fault of each party as reflected in the award of the arbitrators, and each party shall bear its own counsel fees and the expense of its witnesses except as are statutorily available and as otherwise provided by applicable law, and interest shall be payable on any award to the extent provided by applicable law. Provided, however, that if the arbitrator(s) finds that the claim or defense of any party was frivolous or lacked a reasonable basis in fact or law, the arbitrator(s) may assess against such party all or any part of the counsel and witness fees and expenses of the other party/ies.

          (f) Entry of Judgment; Errors of Law. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. The Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in the State of Connecticut, for the purpose of confirming any such award and entering judgment thereon.

          Notwithstanding the foregoing, if any party applies to a court of competent jurisdiction for an order confirming, modifying or vacating the award of the arbitrator(s) such party shall have the right to request judicial review of the award if such party reasonably believes such award was granted based on an error of law. In such event, the court shall have the power to review whether, as a matter of law based on the explanation of the award by the arbitrator(s), the award should be confirmed or be modified or vacated in order to correct any errors of law made by the arbitrator(s). In order to effectuate such judicial review limited to issues of law, the parties agree (and shall so stipulate to the court) that facts identified or found, if any, by the arbitrator(s) in the arbitral award shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

          (g) Confidentiality. All proceedings under this Article 7, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties; provided, however, that any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in court as provided herein, and that briefs, discovery, testimony and other evidence may be furnished to a court of competent jurisdiction in order that the parties may exercise their respective rights under Section 7.3(f) hereof.

          (h) Continued Performance. The fact that the dispute resolution procedures specified in this Article 7 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, provided, that any dispute among the parties related to the ability to perform referenced above shall be resolved by the arbitrator(s).

          (i) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 7 are pending. The parties will take such action, if any, required to effectuate such tolling.

          (j) Escrow Agent Unnecessary. The parties agree that the escrow agent under and as identified in the Escrow Agreement is not a necessary party to and shall not be joined in or made party to any arbitration proceeding commenced under this Article 7.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Public Statements. Except as required by applicable Law, neither Buyer, Delta or any Shareholder shall make any public announcement or statement with respect to this Agreement without, in the case of Delta or any Shareholder, Buyer's approval and, in the case of Buyer, Delta's approval.

     8.2 Confidentiality. Except as and to the extent required by Law, each party (the "Receiving Party") shall not disclose or use, and it shall cause its representatives not to disclose or use, any Confidential Information (as defined below) with respect to another party (the "Disclosing Party") furnished, or to be furnished by the Disclosing Party or its Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transaction. For purposes of this Section, "Confidential Information" means any information about the Disclosing Party furnished to the Receiving Party by the Disclosing Party; provided that it does not include information which the Receiving Party can demonstrate by written documentation
(i) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party, (ii) was in the Receiving Party's possession prior to disclosure by the Disclosing Party or its Representatives, or (iii) is obtained by the Receiving Party from a source other than the Disclosing Party (or in the case of Delta, its Shareholders), provided that such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information. In the event of the termination of this Agreement, as provided for in Section 8.14, the Receiving Party and its Representative(s) shall promptly return to the Disclosing Party any Confidential Information in its possession.

     8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Buyer:

                      NN, Inc.
                      2000 Waters Edge Drive
                      Building C, Suite 12
                      Johnson City, Tennessee  37604
                      Attention:  David Dyckman, CFO
                      Telecopy:  (423) 743-2670

                      with a copy to:

                      James M. Ash

                      Blackwell Sanders Peper Martin LLP
                      2300 Main Street

                      Suite 1000
                      Kansas City, Missouri 64108
                      Telecopy:  (816) 983-8080

                 (b)  if to Delta:

                      Delta Rubber Company
                      P.O. Box 300
                      39 Wauregan Road
                      Danielson, Connecticut 06239
                      Attention:  David Harrington
                      Telecopy:

                      with a copy to:

                      Robinson & Cole LLP
                      280 Trumbull Street
                      Hartford, CT  06103

                      Attention:  Jack S. Kennedy, Esq.
                      Telecopy:  (860) 275-8299

                (c)   If to the Shareholders or the Sellers' Representative:

                      David Harrington
                      168 Quassett Road
                      Pomfret, CT  06258
                      with a copy to:

                      Robinson & Cole LLP
                      280 Trumbull Street
                      Hartford, CT  06103

                      Attention:  Jack S. Kennedy, Esq.
                      Telecopy:  (860) 275-8299

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

     8.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

     8.5 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

     8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.7 Miscellaneous. This Agreement (together with all other agreements, documents and instruments referred to herein): (a) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other Person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise and any attempted assignment shall be null and void, except that Buyer may assign all or any portion of its rights under this Agreement (i) to any wholly-owned subsidiary, but no such assignment shall relieve Buyer of its obligations hereunder and (ii) to any successors of Buyer which acquires substantially all of its assets.

     8.8 Counterparts. This Agreement may be executed via facsimile or otherwise in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.9 Cumulative Remedies. Subject to the provisions of Section 7.2(d), all rights and remedies of either Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     8.10 Attorneys' Fees. If any Party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action, which shall be set by the judge and not a jury.

     8.11 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any Party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

     8.12 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

     8.13 Definitions.

          (a) "Affiliate" shall mean with respect to any Person, any (i) officer, director, or holder of more than 10% of the outstanding shares or equity interests of such Person or any spouse, relative by birth, adoption or marriage of any such Person and (ii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "controlled" Person, whether through ownership of voting securities, by contract, or otherwise.

          (b) "GAAP" means generally accepted United States accounting principles.

          (c) "Governmental Authority" shall mean the United States, any state or municipality, the government of any foreign county, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, arbitration, instrumentality, or other body or any of the foregoing.

          (d) "Law" shall mean any statutes, rules, regulations, permits, decrees, injunctions, judgments, orders, rulings, determinations, writs, decrees and awards of any Governmental Authority.

          (e) "Made available" shall mean physically presented to or specifically made available either (i) in Delta's data room at the Hartford, Connecticut and Stamford, Connecticut offices of Robinson & Cole, LLP visited by Buyer on November 7-9, 2000 or (ii) at Delta during visits by Buyer and its representatives during the week of November 13, 2000.

          (f) "Material Adverse Effect" shall mean, with respect to Delta, any adverse change, circumstance or effect that with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Delta.

          (g) "Person" shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, limited or general partnership, firm, joint venture, association, joint-stock company, trust, unincorporated association or organization, or other entity or organization, or Governmental Authority.

          (h) "Tax" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

     8.14 Termination. This Agreement may be terminated prior to the Closing only as follows: (i) at any time by the mutual consent of Delta and Buyer; (ii) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Delta or any Shareholder or upon the failure to fulfill any of the conditions set forth in this Agreement; (iii) by the Shareholders, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement in either case which has a Material Adverse Effect on Delta; or (iv) by Delta, the Shareholders or Buyer if the Closing shall not have occurred before March 1, 2001.

     In the event of the termination of this Agreement as provided in this Section, this Agreement shall become null and void and there shall be no liability on the part of Delta or Buyer, except that the provisions of Articles 7 and 8 shall survive such termination. If this Agreement is terminated other than pursuant to section (i) or (iv) above, then the parties that are in compliance with their obligations under this Agreement shall be entitled to exercise and pursue all rights and remedies available to it or them hereunder, at law, in equity or otherwise, and shall be entitled to recover from the other party or parties all of its or their out-of-pocket expenses incurred in connection with or relating to the negotiation, preparation, execution and delivery of this Agreement.

     8.15 Further Assurances. At any time and from time to time after the Closing, at Buyer's reasonable request and without further consideration, the Shareholders promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action necessary to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, the Purchased Shares, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     8.16 The Sellers' Representative, Power of Attorney.

          (a) The Sellers' Representative. The Shareholders hereby appoint and constitute David A. Harrington as the Sellers' Representative hereunder, to exercise the powers on behalf of the Shareholders set forth in this Agreement; and David A. Harrington hereby accepts such appointment. In the event of the death, resignation or inability to act of David A. Harrington, and upon receipt by Buyer of evidence of the same which is satisfactory to Buyer, Milton Oliveira shall be successor to the Sellers' Representative with all powers of his predecessor. In the event of the death, resignation or inability to act of Milton Oliveira, and upon receipt by Buyer of evidence of the same

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     which is satisfactory to Buyer, then within 30 business days of Buyer's receipt of such evidence, a successor to the Sellers' Representative shall be appointed by Jack S. Kennedy, Esq. of Robinson & Cole LLP, or, if he is unable to make such appointment for any reason, then by the Managing Partner of Robinson & Cole LLP and such appointed successor shall have all powers of his predecessor.

          (b) Power of Attorney. Each Shareholder, by his execution of this Agreement, hereby constitutes and appoints the Sellers' Representative his true and lawful attorney in fact, with full power in his name and on his behalf:

               (i) to receive on behalf of such Shareholder the proceeds of sale of such Shareholder's Shares being sold hereunder, to give the Buyer a receipt therefor on behalf of such Shareholder and to hold such proceeds subject to the terms hereof and the instructions of such Shareholder with respect to the ultimate disbursement thereof;

               (ii) to act on such Shareholder's behalf according to the terms of this Agreement, including, without limitation, the power to contest or acquiesce in the determination of the Purchase Price in accordance with Section 1.6; to amend this Agreement or terminate this Agreement; to waive compliance with conditions precedent to the Shareholders' obligations set forth in Article 6.3; to consent to the assignment of rights under this Agreement; to execute the Escrow Agreement on behalf of the Shareholders and to give instructions to the Escrow Agent under the Escrow Agreement; to give and receive notices on behalf of all the Shareholders; and to act on their behalf in connection with any matter as to which the Shareholders jointly and severally are an "Indemnified Party" or "Indemnifying Party"; all in the absolute discretion of the Sellers' Representative;

               (iii) in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

     This power of attorney, and all authority hereby conferred, is granted subject to the interests of the Shareholders and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event. Each Shareholder agrees to hold the Sellers' Representative free and harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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        IN WITNESS WHEREOF, Buyer, Delta, the Shareholders and Sellers'
Representative have caused this Agreement to be executed on the date first written above by their respective signatures duly authorized.

                                    NN, INC.

                                    By:
                                    Name:
                                    Title:

                                    THE DELTA RUBBER COMPANY


                                    By:
                                    Name:
                                    Title:

                                    THE DELTA RUBBER COMPANY
                                    SHAREHOLDERS

                                     /s/ Lee Burris
                                    -------------------------------------------
                                    Lee Burris

                                    /s/ David Harrington
                                    -------------------------------------------
                                    David Harrington

                                    /s/ Frank Hegedus
                                    -------------------------------------------
                                    Frank Hegedus

                                     /s/ James Meagher III
                                    -------------------------------------------
                                    James Meagher III

                                     /s/ Milton Oliveira
                                    -------------------------------------------
                                    Milton Oliveira

                                     /s/ Stephen Raczka
                                    -------------------------------------------
                                    Stephen Raczka

                                    /s/ David Sawin
                                    -------------------------------------------
                                    David Sawin


                                    SELLERS' REPRESENTATIVE

                                    /s/ David Harrington
                                    -------------------------------------------
                                    David Harrington


                                       44
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